UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 10, 2017 (April 4, 2017)

BE Industries Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-49655	87-0678927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Loop South

Suite 1115

Houston, Texas 77027

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (281) 953-7490

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On and effective as of August 10, 2016, BE Industries Inc. (f/k/a NAC Global Technologies, Inc.) (the “Company”) entered into the Second Amended and Restated Unsecured Promissory Note (the “Note”) with Dominion Capital LLC (“Dominion”). The principal amount of the Note was $375,000 and the interest rate was 0%. Pursuant to the Note, $175,000 of the principal amount shall be due and payable on the earlier of (i) the date that the Company and its subsidiaries consummate, beginning from and after the date of the Note, equity financing in the aggregate of at least $2,000,000 (the “First Equity Financing Date”) and (ii) 120 days after the issuance date of the Note. The remaining principal amount under the Note of $200,000 shall be due and payable on the earlier of (i) the date that the Company and its subsidiaries consummate, beginning from and after the First Equity Financing Date, additional equity financing in the aggregate of at least $2,000,000 and (ii) 14 month anniversary of the issuance date of the Note. The Company made a payment of $75,000 on December 12, 2016 upon the consummation of a private placement.

On April 4, 2017, the Company received a notice letter from Dominion, alleging, among other matters, that the Company defaulted under the Note for a failure to pay the balance of the first installment payment. As a result, Dominion declared all unpaid principal be due and payable immediately. In addition, pursuant to the terms of the Note, the Company shall pay reasonable costs of collection incurred by Dominion upon the occurrence and during the duration of an event of default.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2017	BE Industries Inc.

	By:	/s/ Antonio Monesi
		Name:	Antonio Monesi
		Title:	President and Chief Executive Officer

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